EXHIBIT 10.3

SANGAMO THERAPEUTICS, INC.
2018 EQUITY INCENTIVE PLAN

FRENCH STOCK-OPTIONS SUB-PLAN

Options to purchase common shares of the Company

This French sub-plan (the "Sub-Plan") provides for a certain number of conditions or definitions which will apply to the Options to purchase shares of Sangamo Therapeutics, Inc. (the "Company") granted to Eligible Employees (as defined below) of TXCell SA a French joint stock company (société anonyme) organized under the laws of France1 of which the Company holds directly or indirectly at least 10% of the share capital under the Company’s 2018 Equity Incentive Plan (the "Plan") and the Sub-Plan.

The additional terms and conditions provided for by the Sub-Plan are specific to the Eligible Employees of TXCell SA only and do not affect the rights granted to any other Participant who is granted Options under the Plan. The additional terms and conditions provided for by the Sub-Plan also do not affect the terms of Plan itself for purposes of compliance with US tax and securities laws.

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meaning in the Sub-Plan.

It is intended that the Sub-Plan complies with French law and, in particular, with Sections L. 225- 177 to L. 225-187-1 of the French Commercial Code, and its terms, together with the terms of the Plan, are to be construed accordingly.

The provisions of this Sub-Plan shall form an integral part of the Plan and the Options granted by the Company to the Eligible Employees shall consequently be governed by the provisions of the Plan and of this Sub-Plan. The provisions of the Plan shall remain applicable insofar as they do not contradict the provisions of the Sub-Plan.

This Sub-Plan, in its entirety, was adopted by the Board on 24 September 2018 and became effective as of 1st October 2018.

1.	ARTICLE 1 – DEFINITIONS
1.1	Eligible Employee means
(a)

any person (i) employed by TXCell SA under the terms of a written or oral employment agreement and/or (ii) any person holding a corporate executive office of TXCell SA (i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant d'une société en commandite par actions) and who may be granted Options under French law;

(b)	furthermore, an employee or corporate executive officer of TXCell SA may qualify as an Eligible Employee only provided that such person does not own directly, on

[1]

With its registered office at Les Cardoulines, Allée de la Nertiere, Sophia Antipolis, 06560 Valbonne, registered with the registre du commerce et des sociétés of Grasse, under registration number 435 361 209

2.

the applicable Grant Date, shares representing more than 10% of the issued share capital of the Company (including shares held legally but not beneficially by the Grantee); and
(c)	the official place of residence of the Eligible Employees on the Grant Date shall be located in France for income tax purposes.
1.2	Grantee means an Eligible Employee who has been granted an Option under the Plan.
1.3	Grant Date means the date on which an Option is granted to an Eligible Employee and on which the material terms and conditions of such Option Award are specified in the Award Agreement.
1.4	Shares means shares of Common Stock of the Company.
1.5	Vesting Date means the termination date of the Vesting Period.
2.	ARTICLE 2 – ELIGIBILITY
2.1	Options may only be granted to Eligible Employees and Eligible Employees can only be granted Options under this Sub-Plan.
2.2

Options may not be granted to corporate officers of TXCell SA, other than the corporate executive officers of TXCell SA (i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant d'une société en commandite par actions), unless such corporate officer is otherwise employed by TXCell SA under the terms of a written or oral employment agreement, as defined under French law.

Furthermore, no Option may be granted to any of the corporate executive officers of TXCell SA unless one of the conditions set forth in paragraph 1° to 3° of Section L. 225- 186-1 of the French Commercial Code is satisfied during the fiscal year in which the Grant Date intervenes2.

3.	ARTICLE 3 – CLOSED PERIODS

Options may not be granted during the following periods (together, the "Closed Periods"):

(a)	during the ten (10) trading sessions preceding and following the date on which the consolidated accounts or annual accounts of the Company are published;
(b)

during a period (i) starting from the date on which the corporate bodies of the Company become aware of any information which, if published, could significantly affect the company’s market price and (ii) ending at the close of the tenth trading session following the publication of the information; and

[2]

I.e., that either (i) 90% of the employees of TXCell SA benefit from the granting of Options or (ii) if 90% of  the TXCell SA 's employees benefit (x) from an effective profit-sharing agreement (within the meaning of Section L. 3312-2 of the French Labor Code) or (y) from a derogatory profit-sharing agreement (within the meaning of Section L. 3324-2 of the French Labor Code) or (z) from a voluntary profit-sharing agreement (within the meaning of Section L. 3323-6 of the French Labor Code).

3.

(c)	during the twenty (20) trading sessions after a coupon giving a right to a dividend or to a capital increase has been detached from the Shares.
4.	ARTICLE 4 – SHARES
4.1	Options cannot give rise to more than 10% of the share capital of the Company.
4.2	Shares acquired by the Grantees upon exercise of an Option must have been previously repurchased by the Company at their fair market value.
4.3	Options must be granted over registered Shares of the Company (as opposed to bearer shares).
5.	ARTICLE 5 – EXERCISE PRICE
5.1	The exercise price of the Options (the "Exercise Price") shall be determined according to the provisions of the Plan, subject to the following limitations:
(a)

the Exercise Price may in no case be less than to eighty percent (80%) of the average of the closing sales price for a Share as listed on a stock exchange  during the twenty (20) market trading days prior to the Grant Date; and

(b)

in addition, the Exercise Price may not be less than to eighty percent (80%) of the average actual repurchase price paid by the Company in consideration for its own shares to be allocated to Eligible Employees.

5.2

The Exercise Price of the Option shall be determined on the Grant Date of the Option to the Eligible Employee and cannot be modified in any way. Any adjustment made to the Exercise Price and/or the number of Options awarded under this Sub-Plan shall not provide more advantages to the Eligible Employee than those which would result from  any adjustments that would be made in accordance with the provisions of Article L. 225- 181 of the French Commercial Code (i.e. amortization or reduction of the share capital, modification of the sharing of the profits, allotment of free shares, capitalization of premiums or retained earnings or issuing premiums, issuance of share or securities giving a right to the allotment of shares, distribution of retained earnings). In the case of an adjustment of the Exercise Price, its amount cannot be less than the nominal value of the Shares.

6.	ARTICLE 6 – VESTING, TRANSFERABILITY OF OPTIONS AND SHARES
6.1	The rules regarding the Vesting of the Option will be the same as the ones provided by the Plan.
6.2

The Options may neither be assigned nor transferred. Notwithstanding the preceding sentence, the Options may be transferred to the heirs of the Eligible Employee and exercised by them within a period of six months computed as from the death of such Eligible Employee.

6.3

If Options are issued to corporate executive officers (i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant d'une société par actions) of TXCell SA under the Sub-Plan, any such Grantee will

4.

be under a specific obligation to hold 1% of the Shares received upon the exercise of such Options in a nominative form until the termination of its functions as corporate executive officer (i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant d'une société par actions) of TXCell SA. This information shall be reported in the annual management report presented to the annual shareholder meeting of the Company.

7.	ARTICLE 7 - BREACH
7.1

In the event that an Eligible Employee does not comply with any of the requirements set forth in the Sub-Plan, then such Eligible Employee shall be liable for all consequences to the Company and TXCell SA resulting from such breach and undertakes to indemnify TXCell SA in respect of all amounts payable by the Company and TXCell SA in  connection with such breach. More generally, the Eligible Employee agrees to indemnify and keep indemnified the Company and TXCell SA from and against any liability for and obligation to pay any tax and social charges incurred by the Company or TXCell SA.

8.	ARTICLE 8 – MISCELLANEOUS
8.1

Every year, statements of issued Options under article L 225-177 to L 225-186-1 of the French Commercial Code must be reported to the annual meeting of Shareholders pursuant to article L 225-184 of the French Commercial Code.

9.	ARTICLE 9 - EMPLOYMENT RIGHTS
9.1

The adoption of this Sub-Plan shall not confer upon the Eligible employee or any employees of TXCell SA, any employment rights and shall not be construed as part of any employment contracts that TXCell has with its employees.

10.	ARTICLE 10 – DATA PRIVACY
10.1

The Company may process the personal data of Eligible Employees in connection with  the Plan and the Sub-Plan in accordance with the terms of the Plan and of the Personal Information Protection Notice for EU Employees. The Company may need to process information relating to the health of the Eligible Employees or the identity of the Eligible Employees ' spouse or civil partner in order to operate the Plan and the Sub-Plan.

In any event, the Company will need to obtain the written consent of each Eligible Employees prior to processing such Eligible Employees' personal data.

Eligible Employee[Representative of the Board
or the Committee(s)]

By :By:

Date:Date:
Name:Name: